FOR IMMEDIATE RELEASE

Contact:          Kim Welch
                  Investor Relations
                  (817) 882-7009

                                AMERICREDIT CORP.
                             ANNOUNCES $125 MILLION
                     PRIVATE SENIOR UNSECURED DEBT OFFERING

FORT WORTH, TEXAS, April 12, 1999-(NYSE: ACF) today announced that it is proposing a private offering of $125 million aggregate principal amount of senior notes to certain qualified institutional buyers.

The purpose of the offering is to provide AmeriCredit with additional capital to fund its growth, including increasing the amount of automobile and other loans the Company can acquire, originate and hold for pooling and sale in the asset-backed securities market.

The notes to be offered by AmeriCredit in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements.

AmeriCredit is a national consumer finance company specializing in purchasing, securitizing and servicing automobile loans and originating and selling mortgage loans. AmeriCredit maintains a web site at www.americredit.com that contains further information on the company.